Exhibit 99.1

LEAPFROG ANNOUNCES RETIREMENT OF BILL CAMPBELL

EMERYVILLE, Calif. – April 20, 2012 – LeapFrog Enterprises, Inc. (NYSE:LF) today announced that William K. Campbell, President of Americas Sales, will be retiring from the company in June, following more than 12 years of service with LeapFrog.

“I want to thank Bill for his outstanding contribution over the past 12 years in building LeapFrog into the leading educational entertainment company for children,” said John Barbour, Chief Executive Officer. “Bill joined LeapFrog in its early start-up days when the original LeapPad was just launched, and he’s been an important leader in the LeapFrog family ever since. He built a world-class LeapFrog sales team that has been recognized with numerous ‘Vendor of the Year’ awards from our retail customers over the years. All of us at LeapFrog wish Bill a very happy and healthy retirement.”

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. LeapFrog’s award-winning product portfolio helps millions of children achieve their potential by delivering best-in-class curriculum through engaging content, fun multimedia learning platforms, and toys.  The Learning Path, LeapFrog’s proprietary online destination for parents and extended family, provides personalized feedback on a child’s learning progress and offers product recommendations to enhance each child’s learning experience. Through the power of play, LeapFrog’s products and curriculum help children of all ages prepare for school and life success.  LeapFrog’s products are available in more than 45 countries and have been used by teachers in more than 100,000 U.S. classrooms.  LeapFrog is based in Emeryville, California and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Come see the learning at www.leapfrog.com.

NOTE: LEAPFROG and the LeapFrog logo are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Contact Information

Investors:	Media:
Karen Sansot	Kathryn Green
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3405